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                                                                EXHIBIT 23.a

                     CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 14, 1995, relating to the consolidated financial statements of USX Corporation, the financial statements of the Marathon Group, the financial statements of the U.S. Steel Group, and the financial statements of the Delhi Group, appearing on pages U-3, M-3, S-3, and D-3, respectively, of the Annual Report on Form 10-K of USX Corporation for the year ended December 31, 1994. We also consent to the incorporation by reference in this Registration Statement of our report dated May 12, 1995 appearing on page 16 of the Form 11-K of USX Corporation relating to the Savings Fund for Salaried Employees for the year ended December 31, 1994.


PRICE WATERHOUSE LLP
Pittsburgh, Pennsylvania
January 25, 1996